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                           Willkie Farr & Gallagher
                              One Citicorp Center
                             153 East 53rd Street
                         New York, New York 10022-4677


December 16, 1996





Warburg, Pincus Health Sciences Fund, Inc.
466 Lexington Avenue
New York, New York  10017-3147

Ladies and Gentlemen:

We have acted as counsel to Warburg, Pincus Health Sciences Fund, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, in connection with the preparation of a registration statement on Form N-1A covering the offer and sale of an indefinite number of shares of Common Stock of the Fund (the "Common Stock"), one billion of which are designated "Common Shares", par value $.001 per share.

We have examined copies of the Charter and By-Laws of the Fund, the Fund's prospectus and statement of additional information (the "Statement of Additional Information") included in its Registration Statement on Form N-1A, Securities Act File No. 333-15419 and Investment Company Act File No. 811-07901 (the "Registration Statement"), all resolutions adopted by the Fund's Board of Directors (the "Board") at its initial meeting held on November 4, 1996, consents of the Board and other records, documents and papers that we have deemed necessary for the purpose of this opinion. We have also examined such other statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others.

Based upon the foregoing, we are of the opinion that:



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         1.       The Fund is duly organized and validly existing as a
                  corporation in good standing under the laws of the State of Maryland.

         2. The 10,000 presently issued and outstanding shares of Common Stock, all of which are designated Common Shares, of the Fund have been validly and legally issued and are fully paid and nonassessable.

         3. The Common Shares of the Fund to be offered for sale pursuant to the Registration Statement are, to the extent of the number of shares authorized to be issued by the Fund in its Charter, duly authorized and, when sold, issued and paid for as contemplated by Registration Statement, will have been validly and legally issued and will be fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to us in the Statement of Additional Information and to the filing of this opinion as an exhibit to any application made by or on behalf of the Fund or any distributor or dealer in connection with the registration or qualification of the Fund or the Common Shares under the securities laws of any state or other jurisdiction.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters involving the application of the laws of the State of Maryland, we have relied on the opinion of Messrs. Venable, Baetjer and Howard, LLP.

Very truly yours,

/s/ Willkie Farr & Gallagher